Exhibits 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017
June 10, 2024
Katapult Holdings, Inc.
5360 Legacy Drive, Building 2
Plano, TX 75024
Ladies and Gentlemen:
Katapult Holdings, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) 2,703,864 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to be offered and sold by certain selling securityholders named in the Prospectus (the “Selling Securityholder Common Stock"), and (ii) 673,300 additional shares of the Company’s Common Stock, which consist of (i) 13,300 shares of Common Stock that are issuable upon the exercise of the warrants (originally issued in a private placement the “Private Placement Warrants”) in connection with the initial public offering (the “IPO”) of the Company’s predecessor  FinServ Acquisition Corp. (“FinServ”), (ii) 500,000 shares of Common Stock that are issuable upon the exercise of 12,500,000 warrants (the “Public Warrants”) originally issued in the IPO of FinServ and (iii) 160,000 shares of Common Stock issuable upon exercise of the warrant to purchase stock, issued by the Company to Midtown Madison Management LLC in a private placement on March 6, 2023 (the “Midtown Private Warrant” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants” and, the shares underlying the Warrants, the “Underlying Common Stock”). The Public Warrants and the Private Placement Warrants governed by that certain Warrant Agreement, dated as of October 31, 2019 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent.
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:
1.The Selling Securityholder Common Stock are validly issued, fully paid and non-assessable.; and
2.Assuming the Warrants have been delivered against payment therefor in accordance with the terms of the Warrant Agreement or the Midtown Private Warrant, as the case may be, the Underlying Common Stock, when issued and paid for upon the exercise of the Warrants in accordance with the terms of the Warrant Agreement or the Midtown Private Warrant, as the case may be, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Davis Polk & Wardell LLP